Exhibit 10.95

                                 PROMISSORY NOTE

$200,000.00                                                       March __, 2001

BORROWER:                                    William T. Novelline, Trustee of
                                             WTN Realty Trust
                                             P. O. Box 1433
                                             Derry, New Hampshire

ORIGINAL PRINCIPAL AMOUNT:                   Two Hundred Thousand and 00/100
                                             Dollars - - $200,000.00

MATURITY DATE:                               March __, 2004

PAYMENT:                                     Quarterly payments of interest only
                                             at $4,250.00 per quarter

INTEREST RATE:                               8.50% fixed rate

      FOR VALUE RECEIVED, the Borrower and if the Borrower be more than one, the Borrower jointly and severally promise to pay to Greenman Technologies of Georgia, Inc, 138 Sherrell Avenue, Jackson, Georgia, the Original Principal Amount with interest from the date hereof at the Interest Rate all of such interest to be computed against the unpaid balance hereof. The unpaid balance of this Promissory Note and interest accrued is due and payable on the Maturity Date.

      Interest hereunder shall be payable on each Interest Payment Date, on the first day of each calendar quarter, beginning July 1, 2001, until the Interest Payment Date immediately prior to the Maturity Date in monthly installments in arrears.

      The loan evidenced by this Promissory Note is payable in full on the Maturity Date. This Promissory Note may be prepaid in full or in part at any time without penalty.

      There shall be no increase of interest under the terms hereof, the accrual or payment of which would exceed the rate of interest permitted to be charged under the laws of the State of Georgia.

      Ten days' default in the payment of any money due hereunder or thirty (30) days' default in the performance of any other terms, condition or covenant therein contained after written notice by certified mail by the holder hereof shall render the whole sum then remaining unpaid hereunder due and payable at the option of the holder hereof, notwithstanding the waiver of any prior breach of default.

      In the event that any periodic payment of interest and/or principal due hereunder shall not be paid within ten (10) days on the date it shall be due under the terms hereof there shall become due hereunder at the option of the holder a late charge of five (5) cents on each dollar so overdue.

      Upon default or non-performance under this Promissory Note, or any loan document, the Borrower shall pay in addition to all other amounts due hereunder all costs of collection including reasonable attorneys fees.

      All capitalized terms herein have the meaning set forth above.

      The Promissory Note is to be governed and construed under the laws of the State of Georgia.

      EXECUTED as a sealed instrument this date set forth above.

                                                BORROWERS
                                                WTN REALTY TUST

                                                BY:
--------------------------------                --------------------------------
Witness                                             William T. Novelline
                                                    Trustee